Exhibit T3C.2

FIRST SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of                             , 2009, between American Greetings Corporation, an Ohio corporation (the “Issuer”) and The Bank of Nova Scotia Trust Company of New York, as trustee under the Original Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee entered into that certain Indenture, dated as of May 24, 2006 (the “Original Indenture”), providing for the issuance by the Issuer of its 7 3/8% Senior Notes due 2016 (the “Notes”);

WHEREAS, pursuant to Section 8.01 of the Original Indenture, the Issuer and the Trustee may enter into supplemental indentures to establish the form or terms of a series of Additional Notes issued pursuant to the Indenture;

WHEREAS, pursuant to Section 2.02 of the Original Indenture, the aggregate principal amount of the Notes may be increased by the issuing of Additional Notes in an unlimited aggregate principal amount, so long as permitted by the terms of the Original Indenture; and

WHEREAS, the Issuer and the Trustee have duly authorized the execution and delivery of this First Supplemental Indenture to provide for the issuance of the Additional Notes as set forth herein and have done all things necessary to make this First Supplemental Indenture (together with the Original Indenture, the “Indenture”) a valid agreement of the parties hereto, in accordance with its terms;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Definitions.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture or in the form of Note attached as Exhibit A to the Original Indenture.

For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

2. Additional Notes. Subject to Section 2.02 of the Original Indenture, the Trustee shall authenticate the Additional Notes for original issuance on the date of this First Supplemental Indenture in the aggregate principal amount of $22,000,000. The Additional Notes shall be treated as a single series with the $200,000,000 aggregate principal amount of Notes initially issued under the

Indenture and shall have the same terms and rank equally and ratably with the Notes in all respects, except for the interest accrued prior to the issue date of the Additional Notes, provided that such Additional Notes shall constitute part of the same issue as the Notes for U.S. federal income tax purposes. The Additional Notes shall be substantially in the form set forth in Exhibit A to the Original Indenture.

3. Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

6. Multiple Counterparts. The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

7. Headings. The headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date and year first above written.

AMERICAN GREETINGS CORPORATION

By:
Name:
Title:

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK as Trustee

By:
Name:
Title: